SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

     Filed by the registrant |X|
     Filed by a party other than the registrant  |_|
     Check the appropriate box:
|_|  Preliminary proxy statement              |_|  Confidential, for use of the
                                                   Commission only (as permitted
                                                   by Rule 14a-6(e)(2))
|X|      Definitive proxy statement
|_|      Definitive additional materials
|_|      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            OVERSEAS FILMGROUP, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

-------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5) Total fee paid:

-------------------------------------------------------------------------------
|_| Fee paid previously with preliminary materials:__________________________ |_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

-------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

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(3) Filing party:

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(4) Date filed:

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--------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                            OVERSEAS FILMGROUP, INC.
                              8800 Sunset Boulevard
                                   Third Floor
                          Los Angeles, California 90069
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held October 28, 1999
                              --------------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Overseas Filmgroup, Inc. ("Company") will be held at the TicketMaster Screening Room, 8800 Sunset Boulevard, First Floor, Los Angeles, California 90069, on Thursday, October 28, 1999, at 3:00 p.m. local time, for the following purposes:

         1. To elect three directors of the Company for a term of three years and until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the meeting, or any or all postponement(s) or adjournment(s) thereof.

         Only stockholders of record at the close of business on September 30, 1999, will be entitled to notice of, and to vote at, the meeting and any postponement(s) or adjournment(s) thereof.

         You are urged to read the attached Proxy Statement, which contains information relevant to the actions to be taken at the meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying Proxy Card and mail it promptly in the enclosed addressed, postage prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

                                 By Order of the Board of Directors



                                 William F. Lischak
                                 Chief Operating Officer, Chief Financial
                                 Officer and Secretary


Los Angeles, California
October 13, 1999

                            OVERSEAS FILMGROUP, INC.

                               ------------------
                                 PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 28, 1999

         This Proxy Statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by the Board of Directors of Overseas Filmgroup, Inc. ("Company") to be used at the Annual Meeting of Stockholders of the Company to be held on October 28, 1999, and any postponements or adjournments thereof ("Annual Meeting"). The matters to be considered at the Annual Meeting are set forth in the attached Notice of Annual Meeting.

         The proxy will be voted (or withheld from voting) in accordance with any specifications made. Where no specifications are indicated, the proxies will vote "FOR" the director nominees as described below under Proposal 1, and, in the discretion of the proxy holders, on any other business properly coming before the meeting and any postponement(s) or adjournment(s) thereof. A proxy may be revoked by giving notice to the Secretary of the Company in person, or by written notification actually received by the Secretary, at any time prior to its being exercised.

         The Company's executive offices are located at 8800 Sunset Boulevard, Third Floor, Los Angeles, California 90069. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about October 13, 1999.


                                VOTING SECURITIES

         The Board of Directors has fixed the close of business on September 30, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all postponement(s) or adjournment(s) thereof. As of September 30, 1999, the Company had issued and outstanding 6,295,305 shares of Common Stock, the Company's only class of voting securities outstanding. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in his, her or its name on the record date. The presence, in person or by proxy, of a majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" will be treated as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker ("broker non-votes").

         The election of the directors requires a plurality vote of those shares of Common Stock voted at the Annual Meeting with respect to the election of the directors. "Plurality" means that the individuals who receive the highest number of votes cast "FOR" are elected as directors. Consequently, any shares of Common Stock not voted "FOR" a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in such nominee's favor.

         All other matters to be voted on will be decided by the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote, but because shares of Common Stock held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

         The following table sets forth certain information as of September 30, 1999 with respect to the Common Stock ownership of (i) those persons or groups known to beneficially own more than 5% of the Company's voting securities, (ii) each director and director-nominee of the Company, (iii) each current executive officer whose compensation exceeded $100,000 in the 1998 fiscal year, and (iv) all current directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The information concerning the stockholders is based upon information furnished to the Company by such stockholders. Except as otherwise indicated, all of the shares of Common Stock are owned of record and beneficially and the persons identified have sole voting and investment power with respect thereto.


                                    Amount and Nature of   Percent of Class
Name of Beneficial Owner            Beneficial Ownership   of Voting Securities
------------------------            --------------------   --------------------
Ellen Dinerman Little...........      4,602,778(1)(2)              59.8%
Robert B. Little................      4,602,778(1)(2)              59.8%
William F. Lischak..............        259,560(1)(3)               4.0%
MJ Peckos.......................         10,000(1)(4)                *
Stephen K. Bannon...............        141,324(5)                  2.2%
Alessandro Fracassi.............         20,000(6)                   *
Gary M. Stein...................        187,000(7)                  3.0%
Scot K. Vorse...................        146,323(8)                  2.2%
Dolphin Offshore Partners, L.P..      1,262,500(9)                 19.1%
Jay Goldman.....................        620,300(10)                 9.0%
Yahoo! Inc......................        562,527(11)                 8.9%
All current executive officers and
directors as a group (8 persons).     5,117,425(12)                65.6%

------------------------
*  Less than 1%

(1) Such person's business address is in care of the Company, 8800 Sunset Boulevard, Third Floor, Los Angeles, California 90069.

(2) Represents (i) 2,953,218 shares of Common Stock held by Ellen Dinerman Little and Robert B. Little as community property in a revocable living trust, (ii) the right to vote 249,560 shares of Common Stock pursuant to an irrevocable proxy granted to Ms. Little and Mr. Little by Mr. Lischak,
     (iii) 700,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted to such person under the Management Option Plan and (iv) 700,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted to such person's spouse under the Management Option Plan which generally may only be exercised by such person's spouse (although such person disclaims beneficial ownership of the shares subject to his or her spouse's options). Does not include (i) 400,000 shares of Common Stock issuable upon exercise of options granted to such person under the Management Option Plan or (ii) 400,000 shares of Common Stock issuable upon exercise of options granted to such person's spouse under the Management Option Plan, the exercisability of which, in each case, is subject to certain vesting requirements. The proxy granted to Ms. Little and Mr. Little by Mr. Lischak will continue during Mr. Lischak's ownership of the shares, until October 30, 2001; provided, however, that such proxy will terminate earlier if the Littles own or control less than 5% of the outstanding voting power of the Company, or if the shares to which the proxy relates are sold in the public market. In addition, until October 30, 2001, Ms. Little and Mr. Little also have, under certain circumstances, the right to acquire the 249,560 shares of Common Stock held by Mr. Lischak while the shares are held by Mr. Lischak. See footnote (3) below.

(3) Represents (i) 10,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted under the Basic Plan and (ii) 249,560 shares of Common Stock which are subject, in the event of transfer (including voluntary and certain involuntary transfers), to a right of first refusal or option to purchase at the then current market price (and a right of repurchase at $2.00 per share in the event Mr. Lischak's employment with the Company terminates for a reason other than death, disability or the Company's material breach of Mr. Lischak's employment agreement) in favor of Ellen Dinerman Little and Robert B. Little during Mr. Lischak's ownership of such shares until October 30, 2001. In addition, Mr. Lischak has granted the right to vote all such shares to the Littles pursuant to an irrevocable proxy that continues during Mr. Lischak's ownership of the shares until October 30, 2001, subject to earlier termination in certain circumstances. See footnote (2) above.

(4) Represents 10,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted under the Basic Plan.

(5) Includes (i) 15,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted under the Basic Plan and (ii) 5,000 shares of Common Stock issuable upon exercise of options to be granted under the Basic Plan on the date of the Annual Meeting. Mr. Bannon's business address is c/o SG Cowen Securities Corporation, 202 North Canyon Drive, Beverly Hills, California 90210.

(6) Represents (i) 15,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted under the Basic Plan and (ii) 5,000 shares of Common Stock issuable upon exercise of options to be granted under the Basic Plan on the date of the Annual Meeting. Mr. Fracassi's business address is Via Dei Tre Orologi, 10 Rome 00197 Italy.

(7) Includes (i) 5,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted under the Basic Plan, (ii) 5,000 shares of Common Stock issuable upon exercise of options to be granted under the Basic Plan on the date of the Annual Meeting and (iii) 10,000 shares of Common Stock issuable upon exercise of immediately exercisable non-plan options. Mr. Stein's business address is 900 19th Avenue South, Unit 411, Nashville, Tennessee 37212.

(8) Represents (i) 15,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted under the Basic Plan, (ii) 5,000 shares of Common Stock issuable upon exercise of options to be granted under the Basic Plan on the date of the Annual Meeting and (iii) 126,323 shares of Common Stock contributed by Mr. Vorse to a revocable living trust for the benefit of Mr. Vorse's spouse. Mr. Vorse's business address is c/o SG Cowen Securities Corporation, 202 North Canyon Drive, Beverly Hills, California 90210.

(9) Includes 328,000 shares of Common Stock issuable upon exercise of publicly-traded warrants. Information provided herein was obtained from the General Partner of Dolphin Offshore Partners, L.P. and is included in a
     Schedule 13D/A, dated December 21, 1998 The General Partner of Dolphin Offshore Partners is Peter E. Salas, and the address of Mr. Salas and Dolphin Offshore Partners, L.P. is c/o Dolphin Management, 129 East 17th Street, New York, New York 10003.

(10) Includes (i) 458,000 shares of Common Stock issuable upon exercise of warrants held by Mr. Goldman (including those held in his IRA account),
     (ii) 25,000 shares of Common Stock issuable upon exercise of unit purchase options held by Mr. Goldman (each unit consisting of one share of Common Stock and two Warrants), (iii) 50,000 shares of Common Stock issuable upon exercise of the warrants issuable upon the exercise of the unit purchase options held by Mr. Goldman, (iv) 8,000 shares of Common Stock held of record by Mr. Goldman's spouse and (v) 78,500 shares of Common Stock issuable upon exercise of warrants held in Mr. Goldman's spouse's IRA account. Mr. Goldman's address is 40 Kean Road, Short Hills, New Jersey 07078. Information provided was obtained from Mr. Goldman's Form 13-G dated November 23, 1998 filed by Mr. Goldman with the Securities and Exchange Commission.

(11) Yahoo! Inc.'s business address is 3420 Central Expressway, Santa Clara, California 95051.

(12) Includes (i) 700,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted to Ellen Dinerman Little under the Management Option Plan, (ii) 700,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted to Robert B. Little under the Management Option Plan, (iii) an aggregate of 70,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted to Messrs. Lischak, Bannon, Fracassi, Vorse and Stein and Ms. Peckos under the Basic Plan, (iv) 10,000 shares of Common Stock issuable upon exercise of immediately exercisable non-plan options and (v) an aggregate of 20,000 shares of Common Stock issuable upon exercise of options to be granted under the Basic Plan on the date of the Annual Meeting to Messrs. Bannon, Fracassi, Vorse and Stein.

         Pursuant to a Lock-Up and Registration Rights Agreement, dated October 31, 1996, by and among the Company, Ms. Little, Mr. Little and Mr. Lischak, each such person has agreed not to sell, or otherwise dispose of (except for estate planning purposes and other limited exceptions), any shares (2,928,218 shares held by the Littles and 249,560 shares held by Mr. Lischak) (the "Merger Shares") received by them in the merger of Overseas Filmgroup, Inc. into the Company in October 1996 ("Merger") for a period which commenced on October 31, 1996 and ends in three equal installments on February 16, 1998, February 16, 1999 and February 16, 2000. As of September 30, 1999, 976,073 Merger Shares held by the Littles and 83,187 Merger Shares held by Mr. Lischak remain subject to the lock-up. The lock-up will terminate earlier (i) with respect to an individual, if such person's employment with the Company is terminated Without Cause by the Company or for Good Reason by such person (as such terms are defined in their respective employment agreements with the Company); (ii) with respect to 10% of the Merger Shares if both Littles are deceased; (iii) with respect to any Merger Shares held by Mr. Lischak that are purchased by Ms. Little or Mr. Little or their designees pursuant to any right of first refusal or repurchase agreement; (iv) with respect to any Merger Shares surrendered in satisfaction of any indemnification obligation under the Merger Agreement; and
(v) with respect to a number of Merger Shares equal in value to the outstanding principal balance (plus interest) of the $2,000,000 five-year secured promissory note ("Merger Note") issued by the Company to Ms. Little and Mr. Little as part of their consideration in the Merger, if the Company fails to pay any amount due under such note.

         Pursuant to the Lock-Up and Registration Rights Agreement, the Littles and Mr. Lischak have the right on three occasions (but not more than once in any 18-month period) to require the Company, at its expense, to file a registration statement under the Securities Act for the registration of a minimum of 250,000 of the Merger Shares released to them from the lock-up. These demand rights terminate, as to one demand, on October 30, 2004; as to the second demand, on October 30, 2008; and as to the third demand, on October 30, 2011. In addition, the Littles and Mr. Lischak have unlimited "piggyback" rights in connection with registration statements filed by the Company under the Securities Act until October 30, 2004.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Board of Directors is divided into three classes, each of which serves for a term of three years, with only one class of directors being elected in each year. The term of the first class of directors, consisting of William F. Lischak, Alessandro Fracassi and Gary M. Stein, will expire on the date of this year's Annual Meeting. The term of the second class of directors, consisting of Robert B. Little and Stephen K. Bannon, will expire in 2000 and the term of the third class of directors, consisting of Ellen Dinerman Little and Scot K. Vorse, will expire in 2001. In each case, each director serves from the date of his election until the end of his term and until his successor is elected and qualified.

         Three people will be elected at the Annual Meeting to serve as directors for a term of three years. The Company has nominated William F. Lischak, Alessandro Fracassi and Gary M. Stein as candidates for election. Unless authority is withheld, the proxies solicited by management will be voted "FOR" the election of these nominees. In case a nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for a substitute nominee proposed by the Board of Directors.

Information About the Nominees

William F. Lischak became Chief Operating Officer, Chief Financial Officer, Secretary and a director of the Company upon consummation of the Merger in October 1996. Mr. Lischak served as Chief Operating Officer of Overseas Filmgroup, Inc. ("Pre-Merger Overseas") from September 1990 until October 1996 and its Chief Financial Officer from September 1988 until October 1996. Mr. Lischak, a certified public accountant, previously had worked in public accounting, including from 1982 to 1988 with the accounting firm of Laventhol & Horwath. Mr. Lischak has a masters degree in taxation and has taught courses in the extension program at UCLA in accounting, finance and taxation for motion pictures and television. Mr. Lischak is 42 years old.

Alessandro Fracassi became a director of the Company upon consummation of the Merger in October 1996. In 1976, Mr. Fracassi founded Racing Pictures s.r.l. ("Racing Pictures"), an Italian motion picture production and distribution company, and has served as its President since such date. Mr. Fracassi has extensive experience in the field of Pan-European motion picture and television production. He has served as a Vice President of the Italian Producers Association, an Italian entertainment industry trade group. Additionally, Mr. Fracassi and his family are active investors in various privately held businesses in Italy. Mr. Fracassi is 48 years old.

Gary M. Stein has served as a director of the Company from December 1994 until the Merger in October 1996 and since September 1998. Since January 1997, Mr. Stein has served as general partner of Britten and Stone Music, a Nashville-based publishing and consulting business, which he co-founded with his wife. From March 1990 to October 1996, Mr. Stein served as Executive Vice

President--Corporate and Financial Development for Lancit Media Entertainment, Inc., a leading producer of quality children's television programming. Mr. Stein currently serves on the Board of Directors of Seventh Generation, Inc., a publicly held supplier of environmentally-friendly household products. From 1987 through February 1990, Mr. Stein was an independent corporate development consultant to a wide variety of media and entertainment firms. From 1984 to 1987, Mr. Stein served as Senior Analyst--Investment Banking at Rosenkrantz, Lyon and Ross, a New York Stock Exchange-member securities firm (now known as Josephthal & Co.) where he helped form the firm's corporate finance division. Mr. Stein is 42 years old.

Information About Other Directors

         Each of the directors named in the following table will continue in office after the Annual Meeting and until his or her term expires in the year indicated and his or her successor is elected and qualified:

                               Term     Served as
                               Expires  Director
Name                    Age    In       Since    Principal Occupation
----                   ----    -------  -------- ---------------------
Robert B. Little        54     2000     1996     Co-Chairman of the Board and
                                                 Co-Chief Executive Officer of
                                                 the Company

Stephen K. Bannon       45     2000     1993     Managing Director and Co-Head
                                                 of media and entertainment
                                                 industries group of SG Cowen
                                                 Securities Corporation

Ellen Dinerman          58     2001     1996     Co-Chairman of the Board, Co-
Little                                           Chief Executive Officer and
                                                 President of the Company

Scot K. Vorse           39     2001     1996     Managing Director and Co-Head
                                                 of media and entertainment
                                                 industries group of SG Cowen
                                                 Securities Corporation

Robert B. Little became Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company upon consummation of the Merger on October 31, 1996. Mr. Little co-founded the predecessor of Pre-Merger Overseas in February 1980 and served as Chairman of the Board of Pre-Merger Overseas from February 1987 until the Merger and its Chief Executive Officer from February 1990 until the Merger. Mr. Little was a founding member of the American Film Marketing Association, the organization which established the American Film Market, and served multiple terms on its Board of Directors. In 1993, Mr. Little served on the City of Los Angeles Entertainment Industry Task Force, a task force composed of industry leaders focused on maintaining and enhancing Los Angeles's reputation as the entertainment capital of the world. Mr. Little is also a founding member of The Archive Council, an industry support group for the University of California at Los Angeles ("UCLA") Archive Film Preservation

Program, and a member of the Board of Directors of the Antonio David Blanco Scholarship Fund, an endowment fund that annually benefits deserving students in the UCLA Department of Film and Television.

Ellen Dinerman Little became Co-Chairman of the Board of Directors, Co-Chief Executive Officer and President of the Company upon consummation of the October 1996 Merger. Ms. Little co-founded the predecessor of Pre-Merger Overseas in February 1980 and served as its President and Director, as well as the President and a Director of Pre-Merger Overseas since its incorporation in January 1984 until the Merger. Ms. Little is a founding member of The Archive Council, serves on the Board of Directors of the Antonio David Blanco Scholarship Fund, and has been an active participant in the American Film Marketing Association, having served on a number of its committees. Ms. Little is Executive Producer of RICHARD III, which was nominated for two Academy Awards.

Stephen K. Bannon has been a director of the Company since its inception in December 1993. Since the October 1996 Merger, he has served as Vice Chairman of the Board of Directors of the Company and Chairman of its Executive Committee. From inception until the October 1996 Merger, he served as the Company's Chairman of the Board. From June 1991 through July 31, 1998, Mr. Bannon served as the Chief Executive Officer of Bannon & Co., Inc., an investment banking firm specializing in the entertainment, media and communications industries. On July 31, 1998, Bannon & Co., Inc. was acquired by SG Cowen Securities Corporation, an integrated, full service U.S. securities and investment banking firm. Since such date, Mr. Bannon has been serving as a Managing Director and Co-Head of SG Cowen Securities Corporation's media and entertainment group. As part of an investment banking assignment, from April 1, 1994 to December 31, 1995, Mr. Bannon served as acting Chief Executive Officer of SBV, a division of Decisions Investment Corp., which operates the Biosphere 2 project near Oracle, Arizona. Mr. Bannon is a registered principal with the National Association of Securities Dealers, Inc.
("NASD").

Scot K. Vorse became a director of the Company in January 1995. From January 1995 until the Merger in October 1996, he served as Treasurer and Secretary of the Company, and from January 1995 until November 1996, he served as Vice President of the Company. From June 1991 through July 31, 1998, Mr. Vorse served as an Executive Vice President and the Chief Financial Officer of Bannon & Co., Inc., an investment banking firm specializing in the entertainment, media and communications industries. On July 31, 1998, Bannon & Co., Inc., was acquired by SG Cowen Securities Corporation, an integrated, full service U.S. securities and investment banking firm. Since such date Mr. Vorse has been serving as a Managing Director and Co-Head of SG Cowen Securities Corporation's media and entertainment group. Mr. Vorse is a registered principal with the NASD.

Other Executive Officers


Name              Age             Position
----              ---             --------
MJ Peckos         44              Senior Vice President, Domestic Distribution
                                  and Marketing

MJ Peckos became Senior Vice President, Domestic Distribution and Marketing, of the Company upon consummation of the October 1996 Merger, having served since

May 1995 in the same position with Pre-Merger Overseas. From January 1995 through April 1995, Ms. Peckos served as Vice President of Advertising for Dazu Advertising, a graphic design firm which is active in the entertainment industry. From January 1992 to November 1994 she served as Senior Vice President of Marketing & Distribution for Academy Entertainment, an independent film company, and from July 1991 to December 1992 she served as Co-Managing Director of CLG Films, also an independent film company. Ms. Peckos also previously served with several other companies in the motion picture industry including The Samuel Goldwyn Company, MGM and Warner Bros.

Board of Directors' Meetings and Committees

         During 1998, the Board of Directors met three times and acted by unanimous consent on three occasions. The Company has standing executive, compensation and audit committees of the Board of Directors. The Company does not have a standing nominating committee.

         Executive Committee

         Ellen Dinerman Little, Robert B. Little and Stephen K. Bannon currently serve on the Executive Committee, with Mr. Bannon serving as Chairman of such committee. During intervals between the meetings of the Board of Directors of the Company, the Executive Committee exercises all powers of the Board of Directors (except those powers specifically reserved by Delaware law or the Company's Bylaws to the full Board of Directors) in the management and direction of the business and conduct of the affairs of the Company in all cases in which specific directions have not been given by the Board of Directors. During 1998, the Executive Committee met once and acted by unanimous consent on one occasion.

         Compensation Committee

         Messrs. Bannon and Vorse currently serve on the Compensation Committee. The Compensation Committee administers the Company's stock option plans to the extent contemplated thereby and reviews, approves, and makes recommendations with respect to compensation of officers, consultants and key employees. During 1998, the Compensation Committee met once.

         Audit Committee

         The Audit Committee of the Company currently consists of Messrs. Bannon and Vorse. The functions of the Audit Committee are: to review and approve the selection of, and all services performed by, the Company's independent auditors; to meet and consult with and to receive reports from, the Company's independent auditors and the Company's financial and accounting staff; and to review and act with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. During 1998, the Audit Committee met once and acted by unanimous consent on one occasion.

Stockholders' Voting Agreement

         In connection with the Merger in October 1996, a Stockholders' Voting Agreement, dated as of October 31, 1996, was entered into among the Company, Ellen Dinerman Little, Robert B. Little, William F. Lischak and certain persons who were stockholders of the Company prior to consummation of the Company's initial public offering (Stephen K. Bannon, Scot K. Vorse, Jeffrey A. Rochlis, Barbara Boyle, the Hoberman Family Trust and Gary M. Stein; collectively, the "Initial Stockholders"). The parties to the Stockholders' Voting Agreement, who as of September 30, 1999 owned of record an aggregate of 3,642,245 shares (or 57.9%) of the Company's issued and outstanding Common Stock, have agreed to use their best efforts to cause the Board of Directors of the Company to consist of seven members during the term of the agreement, including four individuals designated by Ms. Little and Mr. Little and three individuals designated by the Initial Stockholders. Of the three current director-nominees (William F. Lischak, Alessandro Fracassi and Gary M. Stein), William F. Lischak and Alessandro Fracassi were designated by Ms. Little and Mr. Little, and Gary M. Stein was designated by the Initial Stockholders. Of the remaining incumbent directors, Robert B. Little and Ellen Dinerman Little have been designated by Ms. Little and Mr. Little and Stephen K. Bannon and Scot K. Vorse have been designated by the Initial Stockholders. Each party to the Stockholders' Voting Agreement also agreed that the following actions shall require the affirmative vote of at least 75% of the authorized number of directors of the Company: (i) any amendment to the Company's Restated Certificate of Incorporation or By-laws that would change the voting rights of stockholders, the number or classes of directors, or the notice and quorum requirements for meetings of the Board of Directors, its committees or the shareholders; (ii) a merger or sale of all or substantially all of the Company's assets; (iii) the designation or issuance of any preferred stock; and (iv) any amendments to the operating guidelines described below (collectively, the "Supermajority Provisions"). The Stockholders' Voting Agreement terminates on April 30, 2004 or sooner if Ms. Little's or Messrs. Little and Lischak's employment with the Company is terminated. In addition, the right of Ms. Little and Mr. Little, and of the Initial Stockholders, to designate directors, but not the obligation to vote for the designees of others, will terminate (i) as to Ms. Little and Mr. Little, (A) if they and Mr. Lischak own less than 794,444 shares of the Company's Common Stock, they will be entitled to designate only two directors, and (B) if they and Mr. Lischak own less than 20,000 shares, they will not be entitled to designate any director; or (ii) as to the Initial Stockholders, (A) if they own less than 175,000 shares of the Company's Common Stock, they will be entitled to designate only two directors, (B) if they own less than 125,000 shares, they will be entitled to designate only one director, and (C) if they own less than 20,000 shares, they will not be entitled to designate any director. As of September 30, 1999, Ms. Little, Mr. Little and Mr. Lischak owned of record an aggregate of 3,202,778 shares of Common Stock and the Initial Stockholders owned an aggregate of 439,647 shares of Common Stock. In connection with the Merger, operating guidelines for the Board of Directors and management of the Company were established with respect to the authority and responsibilities of officers of the Company, the structure and responsibilities of the Board of Directors and the Executive Committee of the Company, and certain other general business matters.

Director Compensation

         Pursuant to the automatic option grant program under the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan, each individual serving as a non-employee Board member on October 31, 1996 (Messrs. Bannon, Fracassi and Vorse) was automatically granted a non-qualified option to purchase 5,000 shares of the Company's Common Stock. In addition, each member of the Board of Directors who is not employed by the Company receives an automatic grant of a non-qualified option to purchase 5,000 shares of the Company's Common Stock (i) upon becoming a Board member, whether through election at a meeting of the Company's stockholders or through appointment by the Board of Directors, and

(ii) on the date of each annual meeting of stockholders, if such individual is to continue to serve as a Board member after such meeting; provided such individual has served as a non-employee member of the Board of Directors for at least six months. Each such automatic option grant is, among other things, exercisable at the fair market value of the Common Stock on the date of the automatic grant and is generally exercisable after completion of one year of service to the Board of Directors measured from the automatic grant date. In addition, the Company reimburses all directors for travel and related expenses incurred in connection with their activities on behalf of the Company. Directors of the Company are not otherwise compensated for serving on the Board of Directors.

Indemnification Agreements

         The Company has entered into indemnification agreements with its directors (including those who are also executive officers) providing for indemnification by the Company, including in circumstances in which indemnification is otherwise discretionary under Delaware law. These agreements constitute binding agreements between the Company and each of the parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to such an agreement.

Executive Compensation

         The following Summary Compensation Table sets forth individual compensation information with respect to the Company's Co-Chief Executive Officers (Ellen Dinerman Little and Robert B. Little) and two other executive officers of the Company during the fiscal year ended December 31, 1998 whose total salary and bonus compensation during fiscal 1998 from the Company exceeded $100,000 (William F. Lischak and MJ Peckos). These four individuals are referred to herein as the "Named Executives." With respect to the four Named Executives, the Summary Compensation Table provides compensation information for services rendered to the Company during the fiscal years ended December 31, 1996, 1997 and 1998, respectively. The Summary Compensation Table does not include distributions made to the stockholders of Pre-Merger Overseas. Following the Summary Compensation Table is a table that indicates whether any of the Named Executives exercised options in fiscal 1998 and includes the number and value of unexercised options held by the Named Executives at December 31, 1998. No stock options or stock appreciation rights were granted to the Named Executives in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                       Long Term
                                                                                                      Compensation
                                                               Annual Compensation                       Awards
                                                  ----------------------------------------------     --------------
                                                                                       Other           Securities
                                                                                       Annual          Underlying        All Other
Name and                                                                              Compens-        Options/SARS      Compensation
Principal Position                    Year         Salary ($)       Bonus ($)         ation ($)            (#)              ($)
-------------------------------     ---------     ------------     -----------      ------------     --------------     ------------
Robert B. Little                      1998          125,000(1)       25,000(2)         29,189(3)           0             116,165(4)
Co-chairman of the Board and          1997             125,000       27,404(2)         40,511(5)           0              16,695(6)
  Co-chief Executive Officer          1996             110,158       25,000(2)            -  (7)       1,100,000          18,858(8)

Ellen Dinerman Little                 1998          125,000(9)       25,000(2)        17,203(10)           0             106,612(11)
Co-chairman of the Board,             1997             125,000       27,404(2)        27,184(12)           0              23,892(13)
  Co-chief Executive Officer          1996             110,457       25,000(2)          -    (7)       1,100,000          24,812(14)
  and President

William F. Lischak                    1998             193,209          50,000          -    (7)           0              10,677(15)
Chief Operating Officer, Chief        1997             175,000          53,365          -    (7)           0               9,410(16)
  Financial Officer and               1996             137,198         212,500          -    (7)           0               2,994(17)
  Secretary

MJ Peckos                             1998             153,224               0          -    (7)           0               4,985(17)
Senior Vice President,                1997             156,483          20,000          -    (7)           0               2,923(17)
  Domestic Distribution and           1996             126,100          40,000          -    (7)           0               2,922(17)
  Marketing

-----------------------

(1) Represents salary earned by the Named Executive pursuant to his Employment Agreement, the payment of $68,066 of which has been deferred.

(2) Includes bonus of $25,000 earned by each of such Named Executives, payment of which has been deferred until a date to be agreed to by the Company and the Named Executive.

(3) Represents $11,985 for automobile lease payments $2,204 in automobile expenses and $15,000 in business management and accounting fees. Of the total amount, $5,205 has been deferred until a date to be agreed to by the Company and the Named Executive.

(4) Represents $2,266 in contributions made by the Company on behalf of the Named Executive pursuant to the Company's 401(k) Plan, $22,319 in life insurance premiums paid by the Company for the benefit of the Named Executive, $11,939 in life insurance premiums which amount has been deferred until a date to be agreed upon by the Company and the Named Executive, $2,123 in disability insurance premiums paid by the Company for the benefit of the Named Executive and $68,064 in interest and principal payment of a life insurance note and $9,454 in tax preparation fees for 1996 for which the Named Executive is entitled to reimbursement.

(5) Represents $13,499 for automobile lease payments, $25,301 in business management and accounting fees and $1,711 in automobile expenses paid on behalf of the Named Executive by the Company.

(6) Represents $2,625 in contributions made by the Company on behalf of the Named Executive pursuant to the Company's 401(k) Plan, $2,131 representing reimbursement of disability insurance premiums paid by the Company for the benefit of the Named Executive and $11,939 in life insurance premiums for which the Named Executive is entitled to reimbursement by the Company.

(7) Perquisites with respect to such Named Executive did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(8) Represents $2,049 for the Company's contributions on behalf of the Named Executive pursuant to the Company's 401(k) Plan and $16,809 for life insurance premiums paid by the Company for the benefit of the Named Executive.

(9) Represents salary earned by the Named Executive pursuant to her Employment Agreement, the payment of $68,063 of which has been deferred.

(10) Represents $10,700 of business management and accounting fees paid on behalf of the Named Executive, $2,203 in automobile expenses and $4,300 of business management and accounting fees, payment of which has been deferred until a date to be agreed to by the Company and the Named Executive.

(11) Represents $2,267 in contributions made by the Company on behalf of the Named Executive pursuant to the Company's 401(k) Plan, $15,100 in life insurance premiums paid by the Company for the benefit of the Named Executive and $18,906 in life insurance premiums which amount has been deferred until a date to be agreed upon by the Company and the Named Executive, $2,275 in disability insurance premiums paid by the Company for the benefit of the Named Executive and $68,064 in interest and principal payment of a life insurance note for which the Named Executive is entitled to reimbursement by the Company.

(12) Represents $25,301 of business management and accounting fees paid on behalf of the Named Executive by the Company and $1,883 in automobile expenses.

(13) Represents $2,633 in contributions made by the Company on behalf of the Named Executive pursuant to the Company's 401(k) Plan, $2,353 representing reimbursement of disability insurance premiums paid by the Company for the benefit of the Named Executive and $18,906 in life insurance premiums for which the Named Executive is entitled to reimbursement by the Company.

(14) Represents $2,049 for the Company's contribution on behalf of the Named Executive pursuant to the Company's 401(k) Plan and $22,763 for life insurance premiums paid by the Company for the benefit of the Named Executive.

(15) Represents $3,077 in contributions made by the Company on behalf of the Named Executive pursuant to the Company's 401(k) Plan, $5,135 for life insurance premiums paid by the Company for the benefit of the Named Executive and $2,463 for disability insurance premiums paid by the Company for the benefit of the Named Executive.

(16) Represents $3,256 in contributions made by the Company on behalf of the Named Executive pursuant to the Company's 401(k) Plan, $4,622 for life insurance premiums paid by the Company for the benefit of the Named Executive and $1,532 for disability insurance premiums paid by the Company for the benefit of the Named Executive.

(17) Represents the Company's contributions on behalf of such Named Executive pursuant to the Company's 401(k) Plan.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                  YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                                        Number of Securities           Value of Unexercised
                                                                       Underlying Unexercised              In-the-Money
                                   Shares                                 Options/SARs at                Options/SARs at
                                  Acquired            Value              December 31, 1998              December 31, 1998
                                 on Exercise        Realized         Exercisable/Unexercisable      Exercisable/Unexercisable
Name                                 (#)               ($)                      (#)                            ($)
---------------------------     -------------     -------------      --------------------------     --------------------------
Ellen Dinerman Little                 0                 0                 500,000/600,000                      0/0
Robert B. Little                      0                 0                 500,000/600,000                      0/0
William F. Lischak                    0                 0                       0(2)                            0
MJ Peckos                             0                 0                       0(2)                            0

---------------------

(1) Although the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan provides for the granting of stock appreciation rights, no grant of such rights has been made by the Company.

(2)  The Named Executive did not hold any options at December 31, 1998.


Compensation Arrangements for Current Executive Officers

         Ellen Dinerman Little and Robert B. Little. Ms. Little and Mr. Little each have an employment agreement with the Company with a five-year term which commenced on October 31, 1996 and ends on October 30, 2001. Ms. Little's and Mr. Little's employment agreements provide for them to serve as Co-Chairs of the Board of Directors, members of the Executive Committee of the Board of Directors, and Co-Chief Executive Officers of the Company. Under Ms. Little's employment agreement, she also serves as President of the Company. Pursuant to these employment agreements, they are each entitled to receive fixed annual compensation of $125,000 and to an annual bonus of $25,000, plus such additional bonus, if any, as may be awarded to them by the Company's Board of Directors or compensation or similar committee, with Ms. Little and Mr. Little abstaining from any vote thereon. The employment agreements of Ms. Little and Mr. Little also provide for certain benefits including, among other things, life, disability and health insurance, and an automobile allowance. In the event that the relevant employment agreement is terminated by Ms. Little or Mr. Little for Good Reason (as defined in the employment agreements and which includes certain changes in control of the Company), or by the Company other than for Cause (as defined in the employment agreements), she or he will receive (i) a lump-sum payment equal to 250% of the greater of (A) the aggregate of all fixed annual compensation to which she or he would otherwise have been entitled through the balance of the term or (B) an amount equal to the fixed annual compensation and annual bonus for one full year; (ii) a lump-sum payment equal to 250% of the aggregate of all annual bonuses to which she or he would otherwise have been entitled through the balance of the term; (iii) such additional payments as may be necessary to take into account and reimburse her or him for certain excise taxes which may be applicable to payments and benefits relating to such termination; (iv) for the remainder of the term, life, disability and health insurance and other benefits substantially similar to those received prior to termination; and (v) automatic vesting of any stock options held. Such termination of the relevant employment agreement would also constitute an event of default under the Merger Note. In the event of the death or permanent disability of Ms. Little or Mr. Little, she or he will be entitled to a disability benefit or death benefit to the deceased's estate equal to the product of two times (i) the aggregate fixed annual compensation that they were entitled to receive for the full employment year in which the disability or death occurs, plus (ii) an amount equal to the annual bonus.

         Since May 1997, payment of salary to Ms. Little and Mr. Little pursuant to the terms of their respective employment agreements has been deferred. For a more detailed discussion of the terms of such deferral, see "Certain Relationships and Related Transactions."

         In addition to their employment agreements, each of Ellen Dinerman Little and Robert B. Little have entered into a Non-Competition Agreement, pursuant to which she or he have agreed, for a period of five years commencing October 31, 1996, not to (i) own, manage, operate or control any business that competes with the business of the Company (other than motion picture production activities and activities that are specifically permitted under their employment agreements, and other than the right to hold de minimis investments in publicly-held companies) or (ii) solicit any Company employee or interfere with the relationship of the Company with any employee, customer, supplier or lessee. The non-competition obligations terminate earlier than the five-year term if the individual party's employment is terminated by him or her for Good Reason or by the Company other than for Cause (as such terms are defined in their employment agreements), or if the Company fails to pay any amount due under the Merger Note at a time when Ms. Little and Mr. Little do not control a majority of the Board of Directors of the Company.

         William F. Lischak. William F. Lischak has an employment agreement with the Company with a five-year term which commenced on October 31, 1996 and ends on October 30, 2001 and which provides for his services as Chief Operating Officer and Chief Financial Officer of the Company. Under the agreement, Mr. Lischak receives an annual base salary of $175,000 for each of the first two years of the term, $200,000 for the third and fourth years of the term and $225,000 in the final year of the term. In addition, Mr. Lischak is entitled to a guaranteed bonus of $50,000 per year payable in quarterly installments, plus such additional bonus, if any, as may be awarded to Mr. Lischak by the Company's Board of Directors or compensation or similar committee. Mr. Lischak also is entitled to certain benefits including, among other things, certain health, life and disability insurance benefits, and an automobile allowance. In the event of a material uncured breach by the Company of his employment agreement, Mr. Lischak is entitled to terminate the employment agreement and to receive his base salary, fixed annual bonus, health, life and disability insurance benefits due under the agreement through the remainder of the five-year term, and any stock options held by Mr. Lischak will vest on the date of termination.

         MJ Peckos. MJ Peckos does not have a written employment agreement and she currently receives an annual base salary of $150,000. She is entitled to the same benefits that other employees generally receive.

Stock Option Plans

         The Company has two stock-based incentive compensation plans (together, the "Plans") for the Company's employees, directors and certain other persons providing services to the Company: the 1996 Special Stock Option Plan and

Agreement (the "Management Option Plan") and the 1996 Basic Stock Option and Stock Appreciation Rights Plan (the "Basic Plan"). The Management Option Plan primarily provides equity incentives to Ellen Dinerman Little and Robert B. Little, the Company's Co-Chief Executive Officers. Under the Management Option Plan, on October 31, 1996, each of Ms. Little and Mr. Little was granted two non-qualified options for a total of 1,100,000 shares of Common Stock: one option for 537,500 shares of Common Stock at an exercise price of $5.00 per share (exercisable on October 31, 1996 for 100,000 shares with the balance vesting in five equal annual installments beginning on October 30, 1997) and one option for 562,500 shares at an exercise price of $8.50 per share (vesting in five equal annual installments beginning on October 30, 1997). All 2,200,000 shares of Common Stock initially reserved for issuance under the Management Option Plan were subject to the options granted to Ms. Little and Mr. Little. Regular full-time employees of the Company, non-employee members of the Company's Board of Directors, and independent consultants and other persons who provide services on a regular or substantial basis to the Company are generally eligible to participate in the Basic Plan (under which 550,000 shares of Common Stock are reserved for issuance). As of September 30, 1999, options to purchase an aggregate of 149,500 shares of Common Stock were outstanding under the Basic Plan with exercise prices ranging from $1.875 to $5.25. The Plans are currently administered by the Compensation Committee to the extent contemplated by the respective Plans.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The purpose of this Report is to inform the Company's stockholders of the bases for the Chief Executive Officers' compensation for the last fiscal year and the compensation policies applicable to the compensation of the executive officers of the Company, including the relationship of corporate performance to executive compensation.

         Executive Compensation Philosophy. The Compensation Committee believes that the Company's executive officers should be compensated on a basis generally competitive with other quality companies in order to attract, retain and motivate the qualified executives critical to the Company's long-term success. The Compensation Committee further believes that, where possible, compensation of such officers should be linked in part to operating performance. Often this can be done by the grant of stock options. The Company does not apply specific formulas or procedures in every case to link executive compensation to corporate performance or to achieve other compensation goals. Instead, the Company can be flexible in the manner in which it seeks to achieve its compensation goals given the relatively small number of executive officers of the Company. This permits the Company to structure the compensation arrangements of the Company's executive officers with a view to the Company's compensation goals on a case-by-case basis.

         Chief Executive Officers' Compensation for Fiscal 1998. Ellen Dinerman Little and Robert B. Little became Co-Chief Executive Officers of the Company upon consummation of the Merger in October 1996 and entered into five year employment agreements with the Company at such time which, among other things, govern the annual compensation paid to Ms. Little and Mr. Little (including the compensation paid to them in 1998). The terms of such employment agreements were negotiated between the Company and Ms. Little and Mr. Little, respectively, prior to the Merger in 1996. In connection with the negotiation of such employment agreements, the Company considered the advice and recommendations of the Company's financial advisors, information publicly available or known in the motion picture industry regarding employment arrangements of chairmen and/or chief executive officers (who perform functions substantially similar to those performed by Ms Little and Mr. Little, respectively) of publicly-held entertainment companies, and such information regarding the compensation of executive officers in similar positions and performing similar functions in privately-held motion picture production companies as was publicly available.

         Compensation to be paid to Ms. Little and Mr. Little, respectively, pursuant to their employment agreements (including the compensation paid to them in 1998) is not based on any specific quantitative or qualitative criteria relating to the Company's financial performance. The Management Option Plan primarily provides equity incentives to the Co-Chief Executive Officers, thus linking their compensation to the Company's performance. Adoption and execution of the Management Option Plan was a condition to the Merger, and the terms of the Management Option Plan and the grants of options pursuant thereto were negotiated between the parties to the Merger in 1996. All 2,200,000 shares of Common Stock initially reserved for issuance under the Management Option Plan were subject to the options granted to Ms. Little and Mr. Little upon consummation of the Merger. The Compensation Committee does not currently intend to grant additional stock options to Ms. Little or Mr. Little as they now possess a significant equity interest in the Company (the options, as well as their ownership of issued and outstanding Common Stock) which the Compensation Committee believes aligns the interest of such officers with those of the stockholders.

         In light of the Company's working capital requirements in 1998, Ms. Little and Mr. Little agreed to defer payment to them of certain amounts otherwise payable to them, including, among other things, an aggregate of $125,000 in bonuses payable to them under their employment agreements and an aggregate of approximately $123,600 in expenses for which they are entitled to reimbursement under their employment agreements. As of September 30, 1999, such bonuses have not been paid and such expenses have not been reimbursed.

         Compensation of Other Executive Officers. The Company attempts to attract and retain the most qualified individuals to serve as executive officers of the Company within the parameters of reasonable budgetary constraints. The employment marketplace for highly qualified individuals with experience in the motion picture industry is competitive. The Company competes for the services of its executive officers with several "major" film studios which are dominant in the motion picture industry (including The Walt Disney Company, Paramount Pictures Corporation, Universal Pictures, Sony Pictures Entertainment, Inc., Twentieth Century Fox, Warner Brothers Inc. and MGM/UA) as well as numerous independent motion picture and television production and distribution companies, including Lion's Gate Entertainment Corp., Morgan Creek Productions, Inc., New Regency Productions, Inc., Trimark Holdings, Inc. and USA Networks, Inc., many of whom have substantially greater resources than the Company and are able to offer more attractive non-salary benefits than the Company. In order to attract qualified executives, the Company generally offers total compensation packages within the competitive range of those offered by other prospective employers. With respect to the compensation of executive officers other than the Co-Chief Executive Officers, the Compensation Committee relies to a great extent upon the recommendations of the Company's Co-Chief Executive Officers who observe and evaluate the performance of the Company's executive officers in the regular course of the Company's business and operations.

         The compensation of both William F. Lischak, the Chief Operating Officer, Chief Financial Officer, Secretary and a director, and MJ Peckos, Senior Vice President, Domestic Distribution and Marketing, was established at the time of the Merger and took into account the recommendation of Ms. Little and Mr. Little. Mr. Lischak served as Pre-Merger Overseas' Chief Operating Officer from September 1990 until the Merger and Chief Financial Officer from September 1988 until the Merger. Pursuant to the Merger Agreement, a condition to consummation of the Merger was the execution by Mr. Lischak of an employment agreement with the Company. As with the employment agreements of Ms. Little and Mr. Little, the terms of Mr. Lischak's employment agreement (including the compensation paid to him in 1998) were negotiated between the parties to the Merger in 1996, and took into account publicly available information regarding employment arrangements of chief operating and/or chief financial officers of publicly-held and privately-held entertainment companies.

         1996 Basic Stock Option and Stock Appreciation Rights Plan. The Basic Plan provides an incentive for key employees, directors and consultants of the Company to increase stockholder value by aligning such persons own interests with those of the Company's stockholders. The Basic Plan is administered by the Compensation Committee which determines who shall be granted options and the terms of such option grants. Options (other than automatic grants to non-employee directors under the plan) will be granted at the discretion of the Compensation Committee, generally taking into account, among other things, (i) the recommendations of the Co-Chief Executive Officers as to grants for other officers, (ii) prior grants to the officer, (iii) the salary level of the officer and (iv) subjective evaluations of performance. There is no particular formula governing the number of option shares to be awarded to any particular person. The Compensation Committee anticipates that most options will be granted at the fair market value of the Common Stock on the date of grant.

         Policy Regarding Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the federal income tax deduction that a public corporation may claim for annual compensation paid to certain executive officers. The limitation with respect to each affected executive officer is $1,000,000 per year. However, the limitation does not apply to compensation which is performance-based and satisfies certain other conditions set forth in Section 162(m)(4)(C) and the regulations thereunder. With respect to the Co-Chief Executive Officers, the Company anticipates that any compensation deemed paid by the Company in connection with the exercise of the Group B Options granted to them will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those Group B Options will remain deductible by the Company without limitation under Section 162(m) of the Code. The Group A Options will not qualify as performance-based grants under Section 162(m) of the Code. Accordingly, any compensation deemed paid by the Company in connection with the exercise of the Group A Options will have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. As a result, the Company may not be allowed an income tax deduction for all or part of the compensation deemed paid in connection with the exercise of the Group A Options. With regard to such compensation to the Co-Chief Executive Officers as well as with regard to future executive compensation actions, the Compensation Committee's policy is to maintain flexibility to take actions that it deems to be in the best interests of the Company and its stockholders but which may not necessarily qualify for tax deductibility under Section 162(m) or other sections of the Code.

         Conclusion. The Compensation Committee believes that the compensation provided to the Co-Chief Executive Officers and to the Company's other executive officers is fair, reasonable and in the best interests of the stockholders of the Company.

         Submitted by:     Stephen K. Bannon
                           Scot K. Vorse

Compensation Committee Interlocks and Insider Participation

         The Company's Compensation Committee was established in October 1996 and currently consists of Messrs. Bannon and Vorse. Mr. Bannon was Chairman of the Board of Directors of the Company during 1996 until consummation of the Merger and currently serves as Vice Chairman of the Board of Directors and Chairman of the Executive Committee. Mr. Vorse served as Vice President, Treasurer and Secretary of the Company during 1996 through consummation of the Merger. The Compensation Committee currently administers both of the Company's stock option plans to the extent contemplated thereby.

Performance Graph

         The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Standard & Poor's SmallCap 600 Index ("S&P Index"), (ii) the Russell 2000 Index and (iii) an industry peer group composed of other companies in the motion picture industry:
The Kushner-Locke Company and Trimark Holdings, Inc. ("Peer Group"). The graph assumes $100 was invested on February 17, 1995 (the date the Common Stock of the Company began trading on the OTC Bulletin Board) in shares of the Company's Common Stock, the stocks comprising the S&P Index, the stocks comprising the Russell 2000 Index and the stocks comprising the Peer Group. The returns have been calculated assuming reinvestment of dividends; the Company has not paid any dividends.

                 Comparison of 46 Month Cumulative Total Return
           Among Overseas Filmgroup, Inc., The S&P SmallCap 600 Index,
                     The Russell 2000 Index and a Peer Group


        Company           February   December  December   December   December
       Name/Index         17, 1995   31, 1995  31, 1996   31, 1997   31, 1998
------------------------  --------   --------  --------   --------   ---------
    S&P SmallCap 600         100        132        160       201        206
      Russell 2000           100        130        152       186        184
       Peer Group            100         77         61        66        105
   Overseas Filmgroup        100        112        109        49         47

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Certain Relationships and Related Transactions

         On October 31, 1996, as part of the consideration to them in the Merger, Ellen Dinerman Little (Co-Chairman of the Board, Co-Chief Executive Officer and President of the Company) and Robert B. Little (Co-Chairman of the Board and Co-Chief Executive Officer of the Company) received the Merger Note, a $2,000,000 secured promissory note of the Company, bearing interest at the rate of 9% per annum, with principal and interest originally payable in monthly installments of $41,517 over a five year period ending October 1, 2001. The Merger Note is secured by a security interest (subordinate to the security interest of the Company's commercial lenders) in substantially all of the Company's assets.

         In May 1997, in order to address what the Company had anticipated was a need for additional working capital availability, Ms. Little and Mr. Little agreed to defer payments to them under the Merger Note. In April 1998, the Company and the lenders under the credit facility amended the Company's credit facility, as well as extended the date of the lender's annual review of the facility and the expiration of their commitment to lend under the facility. As part of the amendments to the Company's credit facility, Ms. Little and Mr. Little agreed to continue deferral of payments under the Merger Note. During 1998, no principal and interest was paid to the Littles under the Merger Note and an aggregate of $498,200 was deferred. Payments under the Merger Note accrue but are being deferred with interest until outstanding borrowings under the operating facility portion of the credit facility are reduced to at least $5,000,000 and the Company and the lenders view such reduction as permanent (the "Deferral Lapse Date"); provided, however, that, prior to the Deferral Lapse Date, pursuant to the 1999 amendment to the credit facility, an amount equal to the Littles' aggregate weekly salary can be paid to the Littles on a weekly basis towards repayment of the Merger Note so long as the Littles defer such weekly salary payments until the Deferral Lapse Date. The Littles' salary is currently being deferred, without interest, and an amount equal to such weekly salary is being applied towards the Merger Note (such amount was previously applied to the Insurance Note described below). The Merger Note is being extended for the period of time Merger Note payments are deferred, the deferred payments will continue to bear interest, and the monthly payments will be adjusted to compensate for additional interest accrued pursuant to the deferral of payments. The rights of Ms. Little and Mr. Little under the Merger Note and related security agreement are not otherwise affected. At September 30, 1999, the aggregate amount outstanding (including accrued interest) under the Merger Note was $2,067,022 (including an aggregate of $1,123,814 in previously deferred payments of principal and interest).

         As part of the April 1998 amendments to the Company's credit facility, Ms. Little and Mr. Little also agreed to personally guarantee for the benefit of the lenders under the credit facility all amounts in excess of $6,000,000 (up to a maximum guarantee amount of $618,000) drawn under the operating facility portion of the credit facility; provided that the guarantee will be extinguished when the amounts outstanding under the operating facility are permanently reduced to less than $6,000,000.

         In connection with the Merger, on October 31, 1996, the Littles also received an unsecured promissory note (the "Insurance Note") of the Company in the principal amount of $137,061, bearing interest at the rate of 9% per annum. The Insurance Note represented the cash value on such date of certain life insurance policies, the ownership of which was transferred to the Company upon the consummation of the Merger, and under which the Company was named as the beneficiary. During 1998, an aggregate of $99,480 in principal and $36,649 in accrued interest was paid to the Littles under the note. During 1999, an aggregate of $52,344 in principal and $545 in accrued interest was paid to the Littles under the note, resulting in the full repayment of the note in February 1999.

         In connection with the Merger, the Company entered into a Tax Reimbursement Agreement with Ellen Dinerman Little, Robert B. Little and William
F. Lischak, pursuant to which the Company agreed to (i) reimburse these individuals for up to $400,000 of federal income taxes payable for the short 1996 S corporation taxable year of Pre-Merger Overseas ending at the time of the Merger and (ii) indemnify them for any federal income tax liabilities of theirs (including penalties and interest) arising from any adjustment to the income, deductions or credits of Pre-Merger Overseas for periods prior to the Merger, together with any federal and state income tax arising from such indemnity payments. The Company's reimbursement obligations are limited to $150,000 (plus any of the $400,000 not used to reimburse such individuals for their federal income taxes for the short 1996 S Corporation taxable year), except with respect to adjustments to the Company's income, deductions or credits which are reasonably expected to result in decreases to the Company's income or increases in its deductions or credits after the Merger. During 1998, no payments were made pursuant to the Tax Reimbursement Agreement, although the Company and the Littles are discussing the amount due to the Littles under the provisions of the Tax Reimbursement Agreement. The Company currently estimates $200,000 is payable to the Littles.

         In December 1997 and February 1998, Ms. Little and Mr. Little loaned the Company an aggregate of $400,000 in order to provide a portion of the funds required by Company for the print and advertising costs associated with the domestic theatrical release by the Company of MRS. DALLOWAY. The loan is secured by a security interest in domestic revenues from MRS. DALLOWAY (subordinate to the security interest of the Company's commercial lenders), bears interest at the rate of 9% per annum, and is to be repaid as and when revenues from MRS. DALLOWAY and DIFFERENT FOR GIRLS are received by the Company (after repayment of a Film Facility related to the acquisition of domestic rights to both DIFFERENT FOR GIRLS and MRS. DALLOWAY and print and advertising costs lent by the lenders with respect to DIFFERENT FOR GIRLS). At September 30, 1999, the aggregate amount outstanding (including accrued interest) pursuant to such loan was approximately $461,601.

         Neo Motion Pictures, Inc., a California corporation ("Neo") involved in the production of motion pictures, provided production services on a non-exclusive basis with respect to approximately 12 motion pictures for Pre-Merger Overseas from 1989 through the date of Merger and may provide production services to motion pictures for Company in the future. As permitted by his employment agreement with the Company, Mr. Little performs consulting services for Neo. During 1998, no consulting fees were paid by Neo to Mr. Little, although, at September 30, 1999, Neo owed Mr. Little $269,121 in accrued but unpaid consulting fees. In September 1996, Mr. Little and Neo entered into an agreement pursuant to which Neo granted Mr. Little an option to acquire a 50% interest in Neo for a purchase price of less than $60,000. Also in September 1996, Mr. Little and the Company entered into an agreement pursuant to which the Company has the option to purchase 50% of the shares that Mr. Little receives from Neo for the same price per share to be paid by Mr. Little. The Company has guaranteed payment by Neo of a $324,000 principal amount promissory note payable to a third party in September 2000 (extended originally from May 9, 1997), which was paid in full on August 11, 1999.

         Alessandro Fracassi, a director of the Company, is the sole owner of Original Film Company, an Italian corporation ("Original"), which owns or controls, together with certain of its affiliates, distribution rights to 13 motion pictures for which the Company acts as sales agent pursuant to various agreements. In exchange for licensing distribution rights to such films on behalf of Original and its affiliates, the Company receives a sales agency fee generally ranging from 5% to 15% of the revenues generated by such licensing, depending on the film. During 1998, sales or licenses of distribution rights to such films by the Company generated less than $18,800 of gross revenues to the Company.

         Mr. Fracassi is also the President and owner of Racing Pictures, an Italian corporation engaged in the production and distribution of motion pictures. In 1990 and 1991, Pre-Merger Overseas licensed to Racing Pictures various distribution rights (primarily Italian television and video distribution rights) to approximately 86 motion pictures which the Company owns or for which the Company controls various distribution or sales agency rights. The licenses, which generally have terms of six to twelve years, obligated Racing Pictures to pay aggregate minimum guarantees of approximately $2,900,000 to Pre-Merger Overseas. With respect to video distribution rights granted to Racing Pictures pursuant to such licenses, the Company is generally entitled to a 25% royalty on all gross receipts of Racing Pictures relating to Racing Pictures' exploitation of such video distribution rights. With respect to television rights granted to Racing Pictures pursuant to such licenses, Racing Pictures is generally entitled to a distribution fee of 25% of gross receipts from exploitation of such television rights and recoupment of all Racing Pictures' distribution expenses. The Company is entitled to the balance of the gross receipts of Racing Pictures from exploitation of the television rights. Both the video royalty payable to the Company and the Company's share of the gross receipts from Racing Pictures' exploitation of the television rights are applied first to Racing Pictures' recoupment of the minimum guarantees. In September 1996, the Company and Racing Pictures agreed that $413,000 in then past due minimum guarantees owed by Racing Pictures to the Company were to be paid to the Company, without interest, by September 30, 1998, which was later extended to April 1, 2000. In 1998, $264,000 of such amount was paid by Racing Pictures to the Company, all with respect to films for which the Company owns the copyright. Upon payment by Racing Pictures of the remaining $149,000 of such minimum guarantees to the Company, the Company would be entitled to retain approximately $17,800 of the total amount as distribution fees, with the remainder of such amount to be paid to the various parties from which distribution rights to the films licensed to Racing Pictures were acquired.

         Racing Pictures also owns or controls distribution rights to three motion pictures for which the Company acts as sales agent or distributor pursuant to various agreements. In exchange for licensing distribution rights in such films, the Company receives a fee generally ranging from 10% to 20% of the revenues generated by such licensing, depending on the film. During 1998, sales or licenses of distribution rights to such films by the Company generated $6,400 in total revenues, of which, the Company retained less than $1,000 in fees.

         Mr. Lischak and his spouse own BLAH, Inc. which, until March 1, 1998, provided the production executive services of Mr. Lischak's spouse to the Company in accordance with a Loan-Out Agreement dated as of March 11, 1996, (the "Loan-Out Agreement"). Pursuant to the Loan-Out Agreement, BLAH, Inc. received an aggregate of $24,657 in 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock ("10% Stockholders") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and 10% Stockholders of the Company are required by Commission regulations to furnish the Company with copies of Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, the Forms 5 furnished to the Company with respect to its most recent fiscal year, and written representations of the Company's directors, executive officers and 10% Stockholders, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to the Company's executive officers, directors and 10% Stockholders were complied with except the Form 3 for Gary M. Stein, who became a director on September 3, 1998, was not filed with the Commission until February 8, 1999.


                              INDEPENDENT AUDITORS

         PricewaterhouseCoopers LLP served as the Company's independent certified public accountants for the year ended December 31, 1998. The Board has selected PricewaterhouseCoopers LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting with an opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions from stockholders.


                             SOLICITATION OF PROXIES

         The solicitation of proxies in the enclosed form is made on behalf of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph using the services of directors, officers and regular employees of the Company at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for expenses incurred in sending proxy material to beneficial owners of the Common Stock.


                    2000 ANNUAL MEETING STOCKHOLDER PROPOSALS

         In order for any stockholder proposal to be presented at the Annual Meeting of Stockholders to be held in 2000 or to be eligible for inclusion in the Company's Proxy Statement for such meeting, it must be received by the Company at its principal executive offices in Los Angeles, California, by June 13, 2000.

                                  OTHER MATTERS

         The Board of Directors knows of no matter which will be presented for consideration at the Annual Meeting other than the matters referred to in this Proxy Statement. Should any other matter properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                       By Order of the Board of Directors


                                       William F. Lischak
                                       Chief Operating Officer, Chief Financial
                                       Officer and Secretary


Los Angeles, California
October 13, 1999

                        OVERSEAS FILMGROUP, INC. - PROXY
                       Solicited by the Board of Directors
                for Annual Meeting to be held on October 28, 1999

P         The undersigned Stockholder(s) of OVERSEAS FILMGROUP, INC., a Delaware
     corporation ("Company"), hereby appoints William F. Lischak, as the agent, attorney and proxy of the undersigned, to vote the shares standing in the
R name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on October 28, 1999 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below.
O If no instructions are given, this proxy will be voted FOR all of the following proposals.

X    1. Election of the following Directors:  William F. Lischak, Alessandro
        Fracassi and Gary M. Stein

Y         |_|         FOR              |_|        WITHHELD AUTHORITY

        (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided)_______________


     2. In his discretion, the proxy is authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

          |_| I plan to attend the Annual Meeting.


                                      Dated___________________________, 1999


                                      _______________________________________
                                                   Signature

                                      _______________________________________
                                              Signature if held jointly

                                   Please sign exactly as name appears above.
                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corpora-tion, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.